Exhibit 10.7

EMPLOYMENT AND CONSULTING AGREEMENT

AGREEMENT made the 31st day of December, 2004, by and between COMMUNITY BANKS, INC., a Pennsylvania corporation (the “Company”), and MELVIN PANKUCH, an individual residing in Lancaster County, Pennsylvania (“Pankuch”).

W I T N E S S E T H:

WHEREAS, Pankuch has most recently served in senior executive officer positions for PennRock Financial Services Corp. (“PennRock”) and Blue Ball National Bank (“Blue Ball”); and

WHEREAS, the Company and PennRock have entered into an agreement, dated November 16, 2004, pursuant to which, among other things, PennRock will merge with and into the Company (the “Merger”); and

WHEREAS, Pankuch has advised the Company that he will not be able to continue to serve as an officer and employee of the Company following the Merger (the “Termination Notice”), other than for a short period of time as an accommodation to the Company and the shareholders of the Company and PennRock, for reasons described in Section 11(b)(iii) of his existing employment agreement with PennRock and Blue Ball (the “PennRock/Blue Ball Employment Agreement”); and

WHEREAS, at the request of the Company, Pankuch has advised the Company that he is willing to serve in the capacity of an officer and employee of the Company commencing the moment immediately following the effective time of the Merger through December 31, 2005, and, thereafter, for the remainder of the two-year period commencing the moment immediately following the effective time of the Merger, as an independent contractor in order to facilitate the smooth transition and assimilation of the operations and customer relationships of PennRock and its subsidiaries with those of the Company and its subsidiaries; and

WHEREAS, notwithstanding Pankuch’s willingness to continue to render services to the Company as herein provided, the parties agree that he shall be deemed to have been terminated as an employee of the Company, immediately following the effective time of the Merger, by reason of his giving of his Section 11(b)(iii) Termination Notice at the closing of the Merger, and then retained hereunder immediately after such termination, so that he shall forthwith be entitled to the severance benefits described in Section 13 of the PennRock/Blue Ball Employment Agreement, as well as any other benefits to which he is entitled under any other plans, benefits and arrangement of PennRock and/or Blue Ball, in accordance with the terms of such plans, benefits and arrangements, including (i) a lump sum payment of three times his “then-current annual compensation” as agreed to by the relevant parties and (ii) payment of his COBRA family medical insurance premiums, commencing upon the termination of the Employment Period (as defined below) and lasting until the contemplated end of the Consulting Period (as defined below).

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the parties agree as follows:

1. Retention of Pankuch and Duties.

(a) Employment Relationship. The Company hereby retains Pankuch as an officer and employee for the period commencing the moment immediately following the effective time of the Merger and ending on December 31, 2005 (the “Employment Period”). During the Employment Period, Pankuch shall (i) hold the title of Vice Chairman of the Board of Directors of the Company, (ii) report directly to the Company’s Chairman of the Board of Directors and Chief Executive Officer and (iii) have such reasonable duties as are commensurate with his position and the stated purposes of his retention hereunder (as set forth above in the Preamble to this Agreement).

(b) Consulting Relationship. Commencing January 1, 2006 and continuing through the second anniversary of the effective time of the Merger (the “Consulting Period”), the Company shall retain Pankuch to serve it in the capacity of a consultant and an independent contractor. During the Consulting Period, Pankuch shall be responsible to use his best efforts to develop new customer business for the Company and its subsidiaries, retain the existing business relationships of PennRock and its affiliates, promote the corporate image of the Company in the market heretofore served by PennRock and its subsidiaries, and engage in such additional duties as may reasonably be requested by the Board of Directors of the Company (the “Board”). Pankuch shall report, and otherwise be answerable, to the Chairman of the Board (the “Chairman”); provided, however, that neither the Chairman, nor the Board as a whole, shall be entitled to direct Pankuch as to the means and methods he must use to carry out his duties under this subsection.

2. Term. Except as otherwise provided herein, the term of this Agreement shall commence the moment immediately following the Merger and continue for a period of four years thereafter, unless earlier terminated pursuant to Section 8. In the event the Merger is not consummated, this Agreement shall be deemed void and treated as though it had never be executed; and in such event, neither party shall be responsible to the other hereunder for any damages or costs.

3. Time Requirements of Employment and Consulting.

(a) Employment Period. During the Employment Period, Pankuch agrees to devote such time to his employment duties hereunder as may reasonably be required to discharge the same; provided, however, that in no event shall he be required, on average, to devote services in excess of 25 hours per week to his employment duties hereunder during such period. During the Employment Period, Pankuch shall refrain from rendering services to other business entities without the written consent of the Company’s Chief Executive Officer; provided, however, that he shall be free to render services to such charitable and civic organizations as he may desire, so long as the rendering of such services does not materially interfere with the discharge of his employment duties hereunder.

(b) Consulting Period. During the Consulting Period, Pankuch agrees to devote such time to his consulting duties hereunder as may reasonably be required to discharge the same; provided, however, that in no event shall he be required, on average, to render consulting services in excess of (i) 25 hours per week, in the case of that portion of the Consulting Period that ends on the first anniversary of the effective time of the Merger, and (ii) 15 hours per week, in the case of the remainder of the Consulting Period. During the Consulting Period, Pankuch (or any individual or business controlled by or affiliated with him) may render services to other business entities as he desires, provided the rendering of such services does not materially interfere with the discharge of his consulting duties hereunder and does not otherwise violate the provisions of Sections 9 and 10.

(c) Time Off. With due regard to the duties assigned to him and the reasonable timeframes given to him to perform such duties, Pankuch shall be free to take such time off for vacation or otherwise as he desires; provided, however, that as a matter of courtesy, he agrees to give 20 days prior notice to the Company’s Chief Executive Officer, during the Employment Period, and the Chairman, during the Consulting Period, of any material period of time that he plans on being unavailable to render services hereunder.

4. Compensation and Related Matters.

(a) Employment Period.

(1) Base Compensation. During the Employment Period, the Company agrees to pay to Pankuch base compensation at an annualized rate of $200,000. Such compensation shall be paid at such times as the Company pays its executives their base compensation.

(2) Employee Benefits. During the Employment Period, Pankuch shall participate in such employee benefit plans as he may qualify for under the terms of such plans, after giving effect to the provisions of the Merger agreement.

(3) Stock Options. Within 30 days following the Merger, the Company shall grant Pankuch one or more options to purchase up to 10,000 shares of the Company’s common stock at the fair market value thereof, as determined pursuant to the Company’s stock option plan, on the date of grant. Such stock option(s) shall (i) be incentive stock options, to the maximum extent permitted by law (unless Pankuch advises the Company of his desire to be awarded more or all nonqualified stock options in lieu thereof), (ii) be vested and shall be exercisable immediately (except that incentive stock options shall not vest or become exercisable until January 1, 2006, unless Pankuch shall die before January 1, 2006, in which case all incentive stock options shall vest upon Pankuch’s death), (iii) be exercisable for the maximum time permitted by the stock option plan (but in no event later than the tenth anniversary of the grant date), (iv) subject to any securities law restrictions, be exercisable at any time after vesting and prior to their expiration date, and (v) contain such other customary provisions as are set forth in stock option awards granted by the Company to its senior executives generally. The options granted under this paragraph are in consideration of Pankuch’s entering into this Agreement (including, without limitation, his agreement to the provisions of Sections 9 and 10) and shall not be forfeitable; provided, however, that any unexercised options shall be immediately forfeited if Pankuch materially breaches Section 9 or 10; and provided further, that if Pankuch materially breaches either of such sections and exercises any of the options prior to the Company’s discovery of such breach, he shall, upon written demand by the Company, promptly remit to the Company all profit (i.e., the “spread”) realized upon exercise of such options.

(b) Consulting Period. During the Consulting Period, the Company agrees to pay Pankuch compensation at an annualized rate of (i) $200,000 during that portion of the Consulting Period that ends on the first anniversary of the effective time of the Merger, and (ii) $100,000 during the remainder of the Consulting Period. Such amounts shall be paid at such times as the Company pays its exempt employees their salaries.

5. Expenses. During the Employment and Consulting Periods, the Company shall promptly reimburse Pankuch for all out-of-pocket expenses, including automobile mileage expenses, reasonably incurred by him in connection with the discharge of his duties hereunder. Such obligation of expense reimbursement shall not exist until Pankuch shall have submitted such detailed information regarding such expenses as the Company requires of its employees and consultants generally.

6. Additional Payments. Immediately following the effective time of the Merger and on each of the subsequent four anniversaries thereof, the Company shall pay $75,000 to Pankuch. Each of such advanced payments shall be in consideration of the contemplated annual compliance by him with his undertakings and agreements set forth in Sections 9 and 10.

7. Office Space and Secretarial Services. As needed, the Company will provide Pankuch with such office space and secretarial services as may reasonably be needed by him to discharge his duties hereunder; provided, however, that after the Employment Period, such obligations shall not require the Company to provide permanently dedicated space or services for such purpose.

8. Early Termination of Agreement. Notwithstanding anything herein to the contrary, the following provisions shall govern the termination of this Agreement prior to the otherwise scheduled expiration of its term set forth in Section 2. The payments required under this section shall be in lieu of all other payments and benefits to which Pankuch would otherwise be entitled if this section did not apply.

(a) Death. This Agreement shall terminate immediately upon the death of Pankuch. In such event, the Company shall forthwith pay or continue to pay, as provided in Section 15(b) and at the time otherwise due (i) a pro rata portion of his compensation earned through the date of death under Section 4, (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5, and (iii) provided there was no material breach by him, prior to his death, of the provisions of Section 9 or 10, the payments specified in Section 6.

(b) Disability. This Agreement shall terminate upon the good faith determination by the Board, after consultation with a physician mutually satisfactory to the parties or their representatives, that Pankuch has incurred a “permanent and total disability,” as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). In such event, the Company shall forthwith pay or continue to pay to him (or his surviving spouse or estate, as provided in Section 15(b), if appropriate) at the time otherwise due (i) a pro rata portion of his compensation earned through the date of termination under Section 4, (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5, and (iii) provided there was no breach by him, prior to his disability (and no breach thereafter), of the provisions of Section 9 or 10, the payments specified in Section 6.

(c) Termination for Cause. The Board may terminate the relationships created by this Agreement for Cause. For purposes of this section, the term “Cause” shall mean (i) the willful refusal by Pankuch to discharge duties reasonably assigned to him pursuant to the provisions of this Agreement after written notice to Pankuch and the failure of Pankuch to resume the discharge of such duties within 30 days after such notice, (ii) the material breach of any of the provisions of Sections 9 or 10 or (iii) the incarceration of Pankuch for a period of at least 45 days. In such event, the Company shall forthwith pay to him solely (iv) a pro rata portion of his compensation earned through the date of termination under Section 4 and (v) expenses incurred by him but not yet reimbursed pursuant to Section 5. In the case of a breach of Clause (ii), he shall forthwith repay to the Company a pro rata portion of the annual amount theretofore prepaid under Section 6 allocable to the portion of the year following such breach (or the first breach, if more than one).

(d) Termination Without Cause. In the event the Board terminates this Agreement without Cause prior to its scheduled expiration date, the Company shall forthwith pay to Pankuch, in one lump sum (and without discount), an amount equal to (i) all amounts that would otherwise have been paid under Section 4 had the Agreement not been so terminated, (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5, and (iii) the remaining payments specified in Section 6. In the event of a subsequent material breach by Pankuch of any of the provisions of Section 9 or 10, he shall forthwith repay to the Company an allocable portion of the amount paid to him under Clause (iii) that relates to the period of time following such breach.

(e) Voluntary Termination By Pankuch Without Company Breach. In the event Pankuch voluntarily terminates any relationship created by this Agreement, other than by reason of a material breach of the same by the Company, the Company shall forthwith pay him (i) a pro rata portion of his compensation earned through the date of termination under Section 4 and (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5. No amounts previously paid to Pankuch under Section 6 shall be required to be returned to the Company, but no further payments under such section shall be made. Notwithstanding the foregoing, Pankuch shall remain bound by the provisions of Sections 9 and 10.

(f) Voluntary Termination By Pankuch Following Company Breach. In the event Pankuch voluntarily terminates any relationship created by this Agreement by reason of a material breach of this Agreement by the Company, the Company shall forthwith pay, in one lump sum (and without discount), an amount equal to (i) all amounts that would otherwise have been paid under Section 4 had he not so terminated, (ii) expenses incurred by him but not yet reimbursed pursuant to Section 5, and (iii) the remaining payments specified in Section 6. In the event of a subsequent material breach by Pankuch of any of the provisions of Section 9 or 10, he shall forthwith repay to the

Company an allocable portion of the amount paid to him under Clause (iii) that relates to the period of time following such breach.

(g) Employee Benefits. Nothing set forth elsewhere in this section shall adversely affect Pankuch’s vested rights under any employee benefit plan of the Company in which he is a participant at the time of his termination of employment, unless otherwise provided by law and the relevant plan document.

9. Covenants.

(a) Covenants. Pankuch hereby acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliated companies and accordingly agrees that, during the original term of this Agreement (as specified in Section 2) and for a period of one year thereafter, he shall not:

(i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in any line of business in which the Company or any of its affiliated companies are engaged during the term of this Agreement through the date of his termination hereunder (the “Protected Businesses”), in any state in which the Company or any of its affiliated companies is licensed to do, or otherwise legally engages in, business (the “Non-Competition Area”);

(ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in a Protected Business in the Non-Competition Area;

(iii) solicit current or former customers of the Company or any of its affiliated companies in the Non-Competition Area; or

(iv) solicit for hire or otherwise hire current or former employees of the Company or any of its affiliated companies.

(b) Judicial Cut-Back. It is expressly understood and agreed that, although Pankuch and the Company consider the restrictions contained in Section 9(a) reasonable for the purpose of preserving for the Company and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 9(a) is an unreasonable or otherwise unenforceable restriction against Pankuch, the provisions of Section 9(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

10. Unauthorized Disclosure. During the term of this Agreement, or at any later time, Pankuch shall not, without the written consent of the Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Pankuch of his duties hereunder, any material confidential information obtained by him while rendering services to or on behalf of the Company with respect to any of the Company’s or any of its affiliated companies’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Company or any of its affiliated companies; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Pankuch or any person with the assistance, consent or direction of Pankuch) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its affiliated companies, or any information that must be disclosed as required by law.

11. Notices. Any notice required or permitted to be given under this Agreement shall, to be effective hereunder, be given to the Company, in the case of notices given by Pankuch, and be given by the Company, in the case of notices given to Pankuch. Any such notice shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the last known residence of Pankuch, in the case of notices to Pankuch, and to the principal executive office of Company, in the case of notices to Company.

12. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Pankuch and an executive officer of the Company specifically designated by the Board for such purpose. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Assignment. This Agreement shall not be assignable by any party hereto, except by the Company to any successor in interest to its business.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matters of this Agreement, and it supersedes all prior written or unwritten understandings between the parties (or between or among PennRock, Blue Ball and Pankuch) with respect to such subject matters. Notwithstanding the preceding sentence, however, the Company acknowledges that, concurrently with the effective date of this Agreement, PennRock and/or Blue Ball will discharge (or make provision for the discharge of) all obligations to Pankuch due to him pursuant to the provisions of Section 13 of the PennRock/Blue Ball Employment Agreement, as well as all other benefits inuring to him under all plans, arrangements and other contracts by reason of the Change in Control or otherwise.

15. Successors, Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Company as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Pankuch’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as appropriate. If Pankuch should die while any amount or benefit would be payable to him under this Agreement if he had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his surviving spouse, if any, and, if there is no surviving spouse, to his estate.

16. Arbitration. The Company and Pankuch recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Section 9 or 10, which may be litigated in court through an action for injunction or other similar relief) are to be submitted for resolution in Lancaster, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s relevant rules for contracts of this sort (the “Rules”). The Company or Pankuch may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Company and Pankuch, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Company and Pankuch, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided in this Agreement or any enforcement sought with respect to Section 9 or 10, which may be litigated through an action for injunction or other relief.

17. Legal Expenses. The Company shall pay to Pankuch (or his surviving spouse or estate) all reasonable legal fees and expenses when incurred by Pankuch (or his surviving spouse or estate) in seeking to obtain or enforce any right or benefit provided by this Agreement; provided he (or his spouse or estate) prevails with respect to any material issue in dispute.

18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic internal laws (but not the law of conflict of laws) of the Commonwealth of Pennsylvania.

20. Headings. The headings of the sections, subsections and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21. Service as Board Member. Nothing herein shall modify or otherwise affect the provisions of Section 1.02(e)(i) of the Merger agreement, which provisions relate to Pankuch’s prospective service as a director of the Board and his designation as Vice-Chairman of the same. Compensation shall be paid by the Company to Pankuch, consistent with Board policy from time to time in effect, for such services independent of the provisions and term of this Agreement.

22. Compliance With American Jobs Creation Act of 2004. To the extent any provision of this Agreement is in conflict with the American Jobs Creation Act of 2004 (the “2004 Act”), the parties agree to modify this Agreement, in good faith and to the extent possible, to mitigate any adverse tax consequences that may otherwise result to Pankuch or the Company under Code Section 409A, as adopted by the 2004 Act.

IN WITNESS WHEREOF, the parties hereto have executed, or cause to be executed, this Agreement as of the day and year first above written.

COMMUNITY BANKS, INC.

By:	/s/ Eddie L. Dunklebarger

Title:	Chairman and CEO

/s/ Melvin Pankuch
Melvin Pankuch